UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2004

BAKBONE SOFTWARE INCORPORATED

(Exact name of registrant as specified in its charter)

Canada	000-12230	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10145 Pacific Heights Boulevard, Suite 500

San Diego, California 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 450-9009

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of October 31, 2004, Keith Rickard resigned as our President and Chief Executive Officer and as a member of our Board of Directors.

In connection with his resignation, on October 31, 2004, we executed a Separation and Consulting Agreement and Release of Claims with Mr. Rickard. The Separation Agreement is filed with this report on Form 8-K as Exhibit 10.1. The Separation Agreement provides, among other things, for the following: (a) Mr. Rickard shall, within three days of October 31, 2004, receive his final paycheck and, in lieu of any unpaid vacation, bonuses or other payments, a lump sum payment; (b) the Company shall pay the cost of health continuation coverage for Mr. Rickard under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period of twelve months; (c) the Company shall engage Mr. Rickard as a consultant for a period of twelve months, and pay him monthly for his services as a consultant; (d) the vesting of Mr. Rickard’s stock options shall accelerate as if he had been employed for an additional twelve months, and Mr. Rickard shall have twelve months to exercise any vested stock options; (e) the Company shall indemnify and hold Mr. Rickard harmless from any claims arising out of his actions as an employee and/or director of the Company; (f) Mr. Rickard shall not, for a period of twenty-four months, solicit or participate or assist in any way in the solicitation of any person in management, professional or technical positions at the Company for employment by any other company; and (g) Mr. Rickard agrees to release and waive all claims (both known or unknown) that he may have against the Company as of the date of his resignation.

Effective as of November 1, 2004, James R. Johnson was appointed as our President and Chief Executive Officer. In addition, Mr. Johnson was elected to our Board of Directors.

In connection with his appointment, we executed an Employment Agreement with Mr. Johnson. The material terms of the Employment Agreement are discussed in further detail below under Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers. The Employment Agreement is filed with this report on Form 8-K as Exhibit 10.2.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) In order to pursue other interests, Keith Rickard resigned as our President and Chief Executive Officer and as a member of our Board of Directors effective as of October 31, 2004.

(c), (d) Effective as of November 1, 2004, we appointed James R. Johnson, 57, as our President and Chief Executive Officer. In addition, Mr. Johnson was elected to our Board of Directors. Mr. Johnson was most recently chief technology officer of SoftBrands, Inc., and president of SoftBrands, Inc. Hospitality Group, a privately held software company specializing in the hospitality and manufacturing markets. Prior to joining SoftBrands in 2001, Mr. Johnson was senior vice president of Sterling Commerce, Inc., a former NYSE-listed company specializing in electronic commerce software and services that was acquired by SBC. Mr. Johnson was also the president of the Asia Pacific Group of Sterling Commerce. Mr. Johnson also held numerous senior positions with Sterling Software, Inc. prior to its acquisition by Computer Associates, including senior vice president, president of the Asia Pacific Group, executive vice president of business development, and president of Sterling’s Softlabs Division.

In connection with his appointment, we executed an Employment Agreement with Mr. Johnson. The Employment Agreement provides, among other things, for the following: (a) a base annual salary; (b) eligibility to receive a target annual bonus, as determined by the Board of Directors in its sole discretion; (c) an initial stock option grant to purchase 1,300,000 shares of the Company’s Common Stock which vests 25% after one year and in equal monthly installments over the subsequent three years; (d) if Mr. Johnson is terminated other than for cause, death or disability, or if there is a constructive termination before the six month anniversary of the commencement of his employment with the Company, Mr. Johnson is entitled to continuation of his base annual salary for a period of months equal to the difference between twelve months and the number of whole months that he is employed; and (e) if Mr. Johnson is terminated other than for cause, death or disability, or if there is a constructive termination after the six month anniversary of the commencement of his employment with the Company, (i) Mr. Johnson is entitled to a continuation of his base annual salary for a period of twelve months and (ii) the vesting on his stock options shall accelerate on his termination date as if he had been employed for an additional twelve months after his termination date.

On November 1, 2004, we issued a press release regarding Mr. Johnson’s appointment and Mr. Rickard’s resignation. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Separation and Consulting Agreement and Release of Claims by and between BakBone Software Incorporated and Keith Rickard, dated October 31, 2004.

10.2	Employment Agreement by and between BakBone Software Incorporated and James R. Johnson, dated November 1, 2004.

99.1	Press release of BakBone Software Incorporated, dated November 1, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKBONE SOFTWARE INCORPORATED

November 2, 2004	By:	/s/ John Fitzgerald
John Fitzgerald
Chief Financial Officer